Exhibit 99.1

Syntax-Brillian Corporation Affirms Revenue and Gross Margin Guidance
                   for Quarter Ended March 31, 2007


    TEMPE, Ariz.--(BUSINESS WIRE)--April 12, 2007--Syntax-Brillian Corporation (Nasdaq:BRLC), one of the fastest-growing manufacturers of HDTVs in North America, today re-affirmed its revenue and gross margin guidance for its third fiscal quarter ended March 31, 2007.

    "In our quarterly earnings release on February 8, 2007, we provided revenue guidance for the quarter ended March 31, 2007 of $160 million to $170 million on unit volumes of 210,000 to 240,000 units," said Wayne Pratt, Syntax-Brillian's Executive Vice President and Chief Financial Officer. "While the results of the quarter have not yet been finalized, we believe that revenue for the quarter will be within that range. Additionally, we believe that gross margins will be within the range of 15% to 17% that we had previously forecasted."

    Syntax-Brillian expects to report its financial results for the quarter ended March 31, 2007 during the week of May 7, 2007.

    About Syntax-Brillian Corporation

    Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world's leading manufacturers and marketers of LCD and LCoS(TM) HDTVs, digital cameras, and microdisplay entertainment products. The company's lead products include its Olevia(TM) brand (www.Olevia.com) high definition widescreen LCD and LCoS televisions -- one of the fastest growing global TV brands -- and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the company as a market leader in consumer digital entertainment products. Olevia(TM), Brillian, LCoS and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.

    Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding (i) the amount of revenue and gross margin to be reported for the quarter ended March 31, 2007, and (ii) the expected date of reporting financial results for the quarter ended March 31, 2007. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in estimates related to revenue and sales returns and allowances; (b) changes in estimates related to cost of sales and related vendor credits; (c) the ability to generate, analyze, and provide appropriate accounting data to the Company's auditors in a timely manner in order to complete the quarterly review; and (d) other risks as detailed in the Company's Annual Report on Form 10-K/A for the year ended June 30, 2006.

    CONTACT: Syntax-Brillian Corporation
             Wayne Pratt, Executive Vice President, CFO
             602-389-8797
             wayne.pratt@syntaxbrillian.com